Exhibit 99.1
RPM Reports Record Sales, Net Income for Fiscal 2008 Fourth Quarter and
Full Year Before Charge to Extend Asbestos Accrual to 20 Years
•	Industrial Segment Leads Solid Growth in Sales and EBIT for Quarter and Year

•	Operating Cash Flow Up 16% for Year

•	Strong Capital Structure in Place to Fund Future Organic and Acquisition Growth

•	Fiscal 09 Outlook Anticipates Continued Sales and Net Income Improvement
MEDINA, OH — July 21, 2008 — RPM International Inc. (NYSE: RPM) today reported record sales for the fourth quarter and fiscal year ended May 31, 2008. Net income for the year declined as a result of a $288.1 million fourth-quarter pre-tax charge for anticipated future asbestos costs. This charge extends the period covered by the company’s asbestos accrual from 2018 to 2028. Excluding the asbestos charge, sales and net income reached record levels.
Fourth-Quarter Results
Record net sales of $1.08 billion were up 7.0% from the $1.01 billion reported in the fiscal 2007 fourth quarter, with strong double-digit gains in RPM’s industrial segment offsetting slight declines in the consumer segment during the quarter. Of the consolidated sales growth, 4.8% was organic, including 3.4% in net foreign exchange gains, while 2.2% resulted from acquisitions made during the fiscal year.
Charges for future asbestos liabilities resulted in a net loss for the fourth quarter of $87.6 million, or $0.73 per diluted share, compared to net income of $84.0 million, or $0.65 per diluted share, in the year-ago period.
Excluding the asbestos charge, net income for the fourth quarter was $97.5 million, a 16.1% increase over year-ago net income of $84.0 million. Diluted per share earnings were up 15.4% to $0.75 from $0.65 in fiscal 2007.
The fourth-quarter loss before interest and taxes was $145.0 million, compared to earnings before interest and taxes (EBIT) of $133.2 million a year ago. Excluding asbestos adjustments, EBIT grew 7.5% to $143.1 million.
“RPM’s business units delivered a strong finish to our fiscal year in the face of record high raw material prices and a recessionary environment in our core North American markets,” stated Frank C. Sullivan, president and chief executive officer. “With leading brands, maintenance- and repair-oriented products, and the positive impact of acquisitions, we once again demonstrated an ability to profitably grow in a challenging operating environment,” he stated.

RPM Reports Record Sales, Net Income for Fiscal 2008 Fourth Quarter and Year
July 21, 2008

Fourth-Quarter Segment Sales and Earnings
RPM’s industrial segment sales increased 14.1% in the fiscal 2008 fourth quarter to $685.3 million from $600.9 million. Organic sales increased 7.1%, of which 4.5% resulted from net foreign exchange gains. Acquisitions accounted for the remaining 7.0% of the increase. Industrial segment EBIT for the fourth quarter improved 13.6% to $89.4 million from $78.7 million a year ago. “Our industrial segment continued to benefit from strong demand in international markets and solid domestic sales growth, consistent with the segment’s performance over the past three fiscal years,” stated Sullivan.
“Despite record high raw material prices during the year, our industrial businesses were able to recover most of these higher costs. New product introductions and market share gains also aided the segment’s top-line and bottom-line results, with worldwide end markets such as petrochemical, power generation, infrastructure improvement, pharmaceuticals and health care driving product demand,” stated Sullivan.
Consumer segment sales decreased 3.5% to $390.6 million from $404.8 million in the prior year’s fourth quarter. Organic sales grew 1.4%, including net foreign exchange gains of 1.7%. Acquisitions and divestitures combined for a decline of 4.9%, reflecting the loss of prior-year sales by the company’s Bondo subsidiary, which was sold during the fiscal 2008 second quarter. Segment EBIT declined 2.2% to $66.7 million from $68.2 million in the fourth quarter a year ago.
“Adjusting for the impact of the Bondo divestiture, our consumer businesses were able to generate growth in sales and earnings despite the comparison to the prior year’s record fourth quarter results. We are pleased with this performance in the face of dramatic increases in raw material costs and the weakness in the U.S. housing and retail markets,” Sullivan stated.
Asbestos Update
RPM paid $15.0 million during the fourth quarter of fiscal 2008 to cover indemnity and defense costs for asbestos litigation, compared to $18.6 million during the fiscal 2007 fourth quarter. “These fiscal 2008 fourth-quarter cash costs are more in line with what we expect to experience on a quarterly basis in fiscal 2009,” stated Sullivan. For the full year, RPM paid $82.6 million in pre-tax asbestos indemnity and defense costs, compared to total cash costs for the full 2007 fiscal year of $67.0 million. Most of the year-over-year increase resulted primarily from various one-time defense related transitional expenses that added approximately $13.0 million to the company’s fiscal 2008 outlays.
The $288.1 million fourth-quarter charge extends the company’s accrual for asbestos-related liabilities from 10 to 20 years. Following the fiscal 2008 payments, the company’s total accrued asbestos liabilities are $559.7 million. “Our charge for future asbestos liabilities in fiscal 2006 covered a 10-year horizon. With more experience in hand, we were able to project our future asbestos exposure over a longer period. This additional charge will move us yet another step closer to putting the asbestos issue permanently behind us,” Sullivan stated.
Fiscal 2008 Sales and Earnings
Sales in fiscal 2008 increased 9.1% to a record $3.6 billion from $3.3 billion a year ago. Sales growth was 6.9% organic, including 3.1% in net foreign exchange gains, and 2.2% from acquisitions less

RPM Reports Record Sales, Net Income for Fiscal 2008 Fourth Quarter and Year
July 21, 2008

divestitures. Net income for the year was $47.7 million, including asbestos charges, compared to net income of $208.3 million in fiscal 2007, which included income of $15.0 million from the settlement of asbestos-related claims against an insurance carrier during the second quarter of the prior fiscal year. Earnings per diluted share, including asbestos charges, were $0.39 in fiscal 2008, compared to $1.64 in earnings per fully diluted share in fiscal 2007.
Net income, excluding asbestos items in both years, was $232.8 million in fiscal 2008, a 17.2% improvement over the $198.6 million reported in fiscal 2007. Earnings per diluted share grew 15.3%, to $1.81 from $1.57 in the prior year. As a result of lower effective tax rates in a number of jurisdictions, tax valuation reversals and certain one-time tax benefits, the tax rate for the full fiscal year decreased to 28.9% from 32.1% a year ago. “Excluding current-year non-recurring items, we would have posted a still-healthy 11.0% gain to $1.75 per diluted share, prior to asbestos items,” Sullivan stated.
Fiscal 2008 EBIT was $86.0 million, compared to year-ago EBIT of $354.6 million. Excluding asbestos items, EBIT increased 10.2%, to $374.2 million from $339.6 million last year. Income before income taxes for the year was $327.2 million, an 11.8% increase over the $292.5 million reported a year ago, prior to asbestos items.
RPM’s industrial segment sales, 65% of total sales, grew 12.6% in fiscal 2008, to $2.37 billion from $2.10 billion a year ago. Acquisitions represented 3.7% of this growth, with organic growth adding 8.9%, of which 3.9% was from net foreign exchange gains. Industrial organic growth was paced by strong double-digit gains in industrial roofing and related services, corrosion control coatings, polymer flooring systems and virtually all international businesses. Industrial segment EBIT increased 11.3% to $261.7 million from $235.1 million in fiscal 2007.
Sales for the consumer segment, 35% of total sales, were $1.28 billion, a 3.2% increase from the $1.24 billion reported in fiscal 2007, most of which was organic. The increase included a 1.6% net foreign exchange gain, while acquisitions less divestitures were a negative 0.2%. Consumer segment EBIT increased 4.4%, to $161.2 million from $154.4 million in fiscal 2007.
Cash Flow and Financial Position
After-tax cash from operations for fiscal 2008 increased 16.0% to $234.7 million, up from $202.3 million a year ago. Capital expenditures for the year were $71.8 million, compared to current year depreciation of $62.2 million. Total debt at May 31, 2008 was $1.1 billion, compared to $988.1 million at the end of fiscal 2007, mostly as a result of acquisitions. The company’s net (of cash) debt-to-total capitalization ratio was 42.6%, compared to 43.3% at May 31, 2007.
Subsequent to year-end, RPM announced on June 13, 2008 that it had called for redemption all of its outstanding Senior Convertible Notes due May 13, 2033. Notes were redeemable for cash or conversion into RPM common stock on July 14, 2008. “As expected, virtually all of these bonds were converted to equity and the related shares were issued. On a pro-forma basis, had the conversion been completed as of May 31, 2008, net (of cash) debt-to-total capitalization ratio would have been 35.0%,” Sullivan stated. The company’s total fully diluted share count was not impacted by this conversion, as all of the 8,032,543 converted shares were already included in fully diluted shares outstanding.

RPM Reports Record Sales, Net Income for Fiscal 2008 Fourth Quarter and Year
July 21, 2008

“This conversion strengthens our overall capital structure, which is particularly important given the current difficult credit markets. In combination with more than $600 million of available cash and committed unused credit, we are well-positioned with our capital structure and liquidity to fund our future growth and acquisition needs,” stated Sullivan.
Business Outlook
“The relative stability derived from the maintenance- and repair-orientation of our industrial and consumer businesses that account for nearly two-thirds of our revenue, our increasing geographic diversity and continuing acquisition growth has served RPM well in this challenging environment. As a result, we anticipate another year of record growth in both sales and net income for the coming year,” stated Sullivan. “From a fiscal 2008 base of $1.75 per diluted share, which excludes both the impact of asbestos charges and the lower year-end tax rate, we expect to be in the range of $1.85 per diluted share in fiscal 2009. Fiscal 2009 will also be another active year for acquisitions, which will provide upside opportunities to our core growth outlook,” added Sullivan.
Webcast and Conference Call Information
Management will host a conference call to further discuss these results beginning at 10:00 a.m. Eastern time today. The call can be accessed by dialing 866-271-0675 or 617-213-8892 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.
For those unable to listen to the live call, a replay will be available from approximately 12:00 p.m. Eastern time on July 21 until 11:59 p.m. Eastern time on July 28, 2008. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 17131098. The call also will be available both live and for replay, and as a written transcript, via the Internet on the RPM web site at http://www.rpminc.com.
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and RPM mprovement, boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors.
For more information, contact P. Kelly Tompkins, executive vice president — administration and chief financial officer, at 330-273-5090 or ktompkins@rpminc.com.
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RPM Reports Record Sales, Net Income for Fiscal 2008 Fourth Quarter and Year
July 21, 2008

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liabilities, including for asbestos-related claims; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2007, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME
IN THOUSANDS, EXCEPT PER SHARE DATA

	AS REPORTED				ADJUSTED (a)
	Three Months Ended		Year Ended		Three Months Ended		Year Ended
	May 31,		May 31,		May 31,		May 31,
	2008	2007	2008	2007	2008	2007	2008	2007
	(Unaudited)				(Unaudited)

Net Sales	$1,075,971	$1,005,723	$3,643,791	$3,338,764	$1,075,971	$1,005,723	$3,643,791	$3,338,764
Cost of sales	620,319	579,900	2,145,254	1,978,312	620,319	579,900	2,145,254	1,978,312

Gross profit	455,652	425,823	1,498,537	1,360,452	455,652	425,823	1,498,537	1,360,452
Selling, general & administrative expenses	312,506	292,620	1,124,419	1,020,884	312,506	292,620	1,124,419	1,020,884
Asbestos-related (settlement income)/charges	288,100		288,100	(15,000)
Interest expense, net	12,677	11,369	46,964	47,033	12,677	11,369	46,964	47,033

Income before income taxes	(157,631)	121,834	39,054	307,535	130,469	121,834	327,154	292,535
Provision (benefit) for income taxes	(70,067)	37,880	(8,655)	99,246	32,981	37,880	94,393	93,961

Net (Loss) Income	$(87,564)	$83,954	$47,709	$208,289	$97,488	$83,954	$232,761	$198,574

Basic earnings (loss) per share of common stock	$(0.73)	$0.70	$0.40	$1.76	$0.81	$0.70	$1.94	$1.68

Diluted earnings (loss) per share of common stock	$(0.73)	$0.65	$0.39	$1.64	$0.75	$0.65	$1.81	$1.57

Average shares of common stock outstanding — basic	120,296	119,167	120,151	118,179	120,296	119,167	120,151	118,179

Average shares of common stock outstanding — diluted	120,296	129,564	130,539	128,711	130,569	129,564	130,539	128,711

(a)	Adjusted figures presented remove the impact of the asbestos-related settlement (income) recorded during the second fiscal quarter ended November 30, 2006 and the asbestos-related charge recorded during the fourth fiscal quarter ended May 31, 2008.
SUPPLEMENTAL SEGMENT INFORMATION
IN THOUSANDS
(UNAUDITED)

	AS REPORTED				ADJUSTED (a)
	Three Months Ended		Year Ended		Three Months Ended		Year Ended
	May 31,		May 31,		May 31,		May 31,
	2008	2007	2008	2007	2008	2007	2008	2007
	(Unaudited)				(Unaudited)
Net Sales:
Industrial Segment	$685,326	$600,908	$2,365,496	$2,100,386	$685,326	$600,908	$2,365,496	$2,100,386
Consumer Segment	390,645	404,815	1,278,295	1,238,378	390,645	404,815	1,278,295	1,238,378

Total	$1,075,971	$1,005,723	$3,643,791	$3,338,764	$1,075,971	$1,005,723	$3,643,791	$3,338,764

Income (Loss) Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (b)	$89,159	$76,989	$259,452	$233,120	$89,159	$76,989	$259,452	$233,120
Interest (Expense), Net	(225)	(1,661)	(2,205)	(1,937)	(225)	(1,661)	(2,205)	(1,937)

EBIT (c)	$89,384	$78,650	$261,657	$235,057	$89,384	$78,650	$261,657	$235,057

Consumer Segment
Income Before Income Taxes (b)	$63,970	$67,615	$155,778	$151,496	$63,970	$67,615	$155,778	$151,496
Interest (Expense), Net	(2,740)	(624)	(5,434)	(2,895)	(2,740)	(624)	(5,434)	(2,895)

EBIT (c)	$66,710	$68,239	$161,212	$154,391	$66,710	$68,239	$161,212	$154,391

Corporate/Other
(Expense) Before Income Taxes (b)	$(310,760)	$(22,770)	$(376,176)	$(77,081)	$(22,660)	$(22,770)	$(88,076)	$(92,081)
Interest (Expense), Net	(9,712)	(9,084)	(39,325)	(42,201)	(9,712)	(9,084)	(39,325)	(42,201)

EBIT (c)	$(301,048)	$(13,686)	$(336,851)	$(34,880)	$(12,948)	$(13,686)	$(48,751)	$(49,880)

Consolidated
Income Before Income Taxes (b)	$(157,631)	$121,834	$39,054	$307,535	$130,469	$121,834	$327,154	$292,535
Interest (Expense), Net	(12,677)	(11,369)	(46,964)	(47,033)	(12,677)	(11,369)	(46,964)	(47,033)

EBIT (c)	$(144,954)	$133,203	$86,018	$354,568	$143,146	$133,203	$374,118	$339,568

(a)	Adjusted figures presented remove the impact of the asbestos-related settlement (income) recorded during the second fiscal quarter ended November 30, 2006 and the asbestos-related charge recorded during the fourth fiscal quarter ended May 31, 2008.

(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	May 31, 2008	May 31, 2007
	(Unaudited)
Assets

Current Assets
Cash and short-term investments	$231,251	$159,016
Trade accounts receivable	841,795	763,426
Allowance for doubtful accounts	(24,554)	(19,167)

Net trade accounts receivable	817,241	744,259
Inventories	476,149	437,759
Deferred income taxes	37,644	39,276
Prepaid expenses and other current assets	221,690	189,939

Total current assets	1,783,975	1,570,249

Property, Plant and Equipment, at Cost	1,054,719	963,200
Allowance for depreciation and amortization	(556,998)	(489,904)

Property, plant and equipment, net	497,721	473,296

Other Assets
Goodwill	908,358	830,177
Other intangible assets, net of amortization	384,370	353,420
Other	189,143	106,007

Total other assets	1,481,871	1,289,604

Total Assets	$3,763,567	$3,333,149

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$411,448	$385,003
Current portion of long-term debt	6,934	101,641
Accrued compensation and benefits	151,493	132,555
Accrued loss reserves	71,981	73,178
Asbestos-related liabilities	65,000	53,000
Other accrued liabilities	139,505	119,363

Total current liabilities	846,361	864,740

Long-Term Liabilities
Long-term debt, less current maturities	1,066,687	886,416
Asbestos-related liabilities	494,745	301,268
Other long-term liabilities	192,412	175,958
Deferred income taxes	26,806	17,897

Total long-term liabilities	1,780,650	1,381,539

Total liabilities	2,627,011	2,246,279

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 122,189; 120,906)	1,222	1,209
Paid-in capital	612,441	584,845
Treasury stock, at cost	(6,057)
Accumulated other comprehensive income	101,162	25,140
Retained earnings	427,788	475,676

Total stockholders’ equity	1,136,556	1,086,870

Total Liabilities and Stockholders’ Equity	$3,763,567	$3,333,149

Consolidated Statements of Cash Flows
IN THOUSANDS

	May 31, 2008	May 31, 2007
	(Unaudited)
Cash Flows From Operating Activities:
Net income	$47,709	$208,289
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	62,238	59,256
Amortization	23,128	22,351
Provision for asbestos-related liabilities	288,100
Deferred income taxes	(73,888)	32,740
Earnings of unconsolidated affiliates	(1,645)	(914)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) in receivables	(55,056)	(75,185)
(Increase) in inventory	(28,361)	(23,864)
(Increase) in prepaid expenses and other current and long-term assets	(10,954)	(17,777)
Increase in accounts payable	10,654	37,656
Increase (decrease) in accrued compensation and benefits	15,810	(4,335)
Increase (decrease) in accrued loss reserves	(5,382)	6,501
Increase in other accrued liabilities	38,613	54,879
Payments made for asbestos-related claims	(82,623)	(67,017)
Other	6,371	(30,275)

Cash From Operating Activities	234,714	202,305

Cash Flows From Investing Activities:
Capital expenditures	(71,840)	(70,393)
Acquisition of businesses, net of cash acquired	(123,130)	(124,154)
Purchase of marketable securities	(110,225)	(96,695)
Proceeds from sales of marketable securities	92,383	78,530
Distributions from unconsolidated affiliates	30	72
Proceeds from sale of assets and businesses	46,544	1,516
Other	(2,976)	2,873

Cash (Used For) Investing Activities	(169,214)	(208,251)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	251,765	153,516
Reductions of long-term and short-term debt	(181,074)	(53,560)
Cash dividends	(90,638)	(82,106)
Repurchase of stock	(6,057)
Tax benefit from exercise of stock options	3,792	1,549
Exercise of stock options	10,689	25,833

Cash From (Used For) Financing Activities	(11,523)	45,232

Effect of Exchange Rate Changes on Cash and Short-Term Investments	18,258	11,114

Net Change in Cash and Short-Term Investments	72,235	50,400

Cash and Short-Term Investments at Beginning of Year	159,016	108,616

Cash and Short-Term Investments at End of Year	$231,251	$159,016